UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 1, 2016

Easterly Government Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36834	47-2047728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 L Street NW, Suite 650, Washington, D.C.		20037
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (202) 595-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 1, 2016, Easterly Government Properties, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Easterly Government Properties LP (the “Operating Partnership”), the selling stockholders named therein (the “Selling Stockholders”), Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), Citigroup Global Markets Inc., as agent for one of its affiliates, and Jefferies LLC (in such capacity, collectively, the “Forward Sellers,”) and Citibank N.A. and Jefferies LLC (in such capacity, collectively, the “Forward Purchasers”), relating to the offer and sale of an aggregate of 6,126,967 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to the Underwriters at a public offering price per share of $18.00 (the “Offering”), consisting of (i) 4,719,045 shares of Common Stock offered directly by the Company (including 919,045 shares issued pursuant to the Underwriters’ option to purchase additional shares exercised in full), (ii) 1,500,000 shares of Common Stock offered by the Forward Sellers in connection with certain forward sales agreements described below and (iii) 826,967 shares of Common Stock offered by the Selling Stockholders.

The Company intends to use a portion of the net proceeds it receives from the Offering to fund the acquisition price for a portfolio of four properties. The balance of the net proceeds, if any, may be used to repay borrowings outstanding under the Company’s senior unsecured revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing. The Company will not receive any proceeds from the sale of the shares of its Common Stock by the Selling Stockholders or the Forward Sellers (but may receive proceeds upon the settlement of the forward sales agreement as described below).

The closing of the Offering, which is subject to customary closing conditions, is expected to occur on June 7, 2016. The foregoing is a summary description of certain terms of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward Sales Agreements

In connection with the Offering, on June 1, 2016, the Company also entered into separate forward sales agreements (the “Forward Sales Agreements”) with each of the Forward Purchasers. In connection with the execution of the Forward Sales Agreements and at the Company’s request, the Forward Sellers are borrowing from third parties and selling to the Underwriters an aggregate of 1,500,000 shares of Common Stock. The Company expects to physically settle the Forward Sales Agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of Common Stock upon one or more such physical settlements within approximately six months from the closing of the Offering. Although the Company expects to settle the Forward Sales Agreements entirely by the physical delivery of shares of Common Stock for cash proceeds, the Company may also elect to cash or net-share settle all or a portion of its obligations under the Forward Sales Agreements, in which case the Company may receive, or may owe, cash or shares of Common Stock from or to the Forward Purchasers. The Forward Sales Agreements provide for an initial forward price of $17.235 per share, subject to certain adjustments pursuant to the terms of each of the Forward Sales Agreements. The Forward Sales Agreements are subject to early termination or settlement under certain circumstances.

The foregoing is a summary description of certain terms of the Forward Sales Agreements and is qualified in its entirety by the text of the Forward Sales Agreements attached as Exhibits 1.2 and 1.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

1.1	Underwriting Agreement, dated June 1, 2016, by and among Easterly Government Properties, Inc., Easterly Government Properties L.P., the selling stockholders named therein, Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the several underwriters named therein, Citigroup Global Markets Inc. (as agent for Citibank, N.A.) and Jefferies LLC, each in its capacity as a forward seller, and Citibank, N.A. and Jefferies LLC, each in its capacity as a forward counterparty

Exhibit Number	Description

1.2	Confirmation of Issuer Share Forward Sale Transaction, dated June 1, 2016, by and between Easterly Government Properties, Inc. and Citibank, N.A.

1.3	Confirmation of Issuer Share Forward Sale Transaction, dated June 1, 2016, by and between Easterly Government Properties, Inc. and Jefferies LLC

5.1	Opinion of Goodwin Procter LLP regarding the legality of shares offered

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
Name:	William C. Trimble, III
Title:	Chief Executive Officer and President

Date: June 6, 2016